Exhibit 8.1

FORM OF Weil, Gotshal & Manges LLP 767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007 [ ], 2008	AUSTIN BEIJING BOSTON BUDAPEST DALLAS FRANKFURT HONG KONG HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE PROVIDENCE SHANGHAI SILICON VALLEY WARSAW WASHINGTON, D.C.

Board of Directors

The J.M. Smucker Company

Strawberry Lane

Orrville, Ohio 44667-0280

Ladies & Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of Moon Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of The J.M. Smucker Company (“RMT Partner”), an Ohio corporation, with and into The Folgers Coffee Company (“Folgers”), a Delaware corporation and formerly a direct wholly-owned subsidiary of The Procter & Gamble Company (“Parent”), an Ohio corporation, pursuant to the Transaction Agreement, dated as of June 4, 2008, by and among Parent, Folgers, RMT Partner and Merger Sub (the “Transaction Agreement”), immediately following the consummation of the distribution by Parent of Folgers Common Stock to holders of Parent Common Stock in exchange for Parent Common Stock pursuant to the Exchange Offer [and the subsequent pro rata distribution of the unsubscribed Folgers Common Stock in the Clean-Up Spin-Off, all] pursuant to the Separation Agreement, dated as of June 4, 2008, by and among Parent, Folgers and RMT Partner (the “Separation Agreement”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Transaction Agreement or the Separation Agreement.

In formulating our opinion, we examined such documents as we deemed appropriate, including the Transaction Agreement, the Separation Agreement, the Proxy Statement filed by RMT Partner with the Securities and Exchange Commission (the “SEC”) on July 3, 2008, the Form S-4 filed by RMT Partner with the SEC on July 22, 2008, and the Form S-4/S-1 filed by Folgers with the SEC on July 22, 2008, in each case as amended through the date hereof (the Form S-4 filed by RMT Partner and the Forms S-4/S-1 filed by Folgers, together, the “Registration Statements,” and the Proxy Statement filed by RMT Partner and the Registration Statements, together, the “SEC Documents”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of RMT Partner, Merger Sub, Parent and Folgers.

Weil, Gotshal & Manges LLP

The J.M. Smucker Company

[                    ], 2008

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Transaction Agreement, the Separation Agreement and the SEC Documents, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Transaction Agreement, the Separation Agreement and the SEC Documents, (3) the accuracy of (i) the representations made by RMT Partner, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by RMT Partner, dated the date hereof and (ii) the representations made by Parent, on behalf of itself and Folgers, set forth in the certificate delivered to us by Parent, dated the date hereof, and (4) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than that which is specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and the references to our firm therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is rendered solely for your benefit in connection with the transaction described above, is being delivered solely to the addressees hereof and may not otherwise be relied upon by any other person.

Very truly yours,